Exhibit 3.2
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
GYRODYNE COMPANY OF AMERICA, INC.

(Under Section 805 of the Business Corporation Law)

The undersigned, being the Interim President of Gyrodyne Company of America, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of New York, does hereby certify as follows:

1.           The name of the Corporation is GYRODYNE COMPANY OF AMERICA, INC.   The Corporation was originally incorporated under the name PC Helicopter Corporation.

2.           The Certificate of Incorporation of the Corporation was filed by the Department of State on August 7, 1946.

3.           The Certificate of Incorporation of the Corporation is hereby amended to add a new Article NINTH with respect to the limitation of personal liability of the directors of the Corporation.  To effect this amendment, Article NINTH is hereby added which shall read in its entirety as follows:

NINTH:  No director of the Corporation shall be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except if a judgment or other final adjudication adverse to the director establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the New York Business Corporation Law.  If the New York Business Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended New York Business Corporation Law.  Any repeal or modification of this article NINTH by the shareholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

4.           The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 803 of the Business Corporation Law of the State of New York setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable.  The requisite shareholders of the Corporation have duly approved said proposed amendment in accordance with Section 803 of the Business Corporation Law of the State of New York.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of the 14th day of December, 2012.

/s/ Gary J. Fitlin
Name:	Gary J. Fitlin
Title:	Interim Chief Executive Officer and President and Chief Financial Officer and Treasurer